Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-291702, 333-266515, 333-199734 and 333-295824) on Form S-8 and (No. 333-282349) on Form S-3 of Allegiant Travel Company of our report dated February 12, 2026, with respect to the consolidated financial statements of Sun Country Airlines Holdings, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, which report is incorporated by reference in the Form 8-K of Allegiant Travel Company dated May 13, 2026.

/s/ KPMG LLP

Minneapolis, Minnesota
May 13, 2026